Registration Statement No. 333-237342

Filed Pursuant to Rule 433

April 20, 2022

MicroSectors“‘ FANG+“ ETN ETN Details lntraday Indicative Value FNGSlV ISIN US06368B5049 Exchange NYSE Arca Initial Trade Date 11/12/2019 ‘The Daily Investor Fee is quoted on a per annum iJaSiS and accrues daily. Index Details Index Ticker NYFANGT Rebalance Frequency Quarterly No. of Constituents IO Index Constituents Ticker Name Weight AAPL Apple Inc 10% NFLX Netflix Inc 10% BABA Alibaba Group Holding Ltd 10% MSFT Microsoft Corp 10% TSLA Tesla lnc 10% As o13/21/2022 index weightings and constituents are sublect to change. What ls MicroSectors"‘ MicroSectors‘” provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors" ETNs are designed to give investors precise exposure to popular niches of the market. Micr0Sectors‘" is a REX Shares product. For more information, visit w_wl @§LQ5_§£__15<3l5L(>_m- The ETNs are not insured by the FDIC, and may ETN Overview The MicroSectors'" FANG+“ Exchange Traded Notes (the "ETNs") are linked to the performance of the NYSE FANG+“ lndex. The ETNs offer investors a return based on changes in the level of the NYSE FANG+“ Index. before taking into account fees. What ls the NYSE FANG+ Index The NYSE FANG+” index includes 10 highly liquid stocks (specified below) that represent a segment of the technology and consumer discretionary sectors consisting of highly—traded growth stocks of technology and tech-enabled companies The index's underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal—weighting allows for a more representative portfolio. More information about the index can be found at httpsjiwwv/.theice coinlfaiig glus. Hypothetical and Historical Performance (Total Return) NVFANGT Ma 3M0 6M0 9M0 1Yr ZYr Inception, S&P5OOTotalReturnlndex 3.71% ~4.6O% 5.92% 6.54% 15.65% 80.81% 160.31% Te°h"°1°9ySe'e°‘Se°‘°'T°‘al 3.23% -8.51% 6.71% 23.15% 20.54% 101.37% 342.93% Returnlnclex As of 3/31/2022 ‘The NYSE FANG+“ Index was launched on 9/26/2072 The NYSE FANG+“ Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight. The hypo» thetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use of Hypothetical Back—Testod Data“ in this document. Source: Bloomberg L.l>. Current performance may be higher or lower than per- formance data quoted Inception data from 9/I9/2074. Returns less than one year are cumulative. Call 872 3 69. 5412 for current month—end performance. Hypothetical and Historical Index Performance 900 — NYSE FI\N(,~lY Tﬂlul Relurn lntlex 80° ' — sav sou‘ Total Reluinlrldex mu — NAso/\o—i00 iotai Reiuin Index — ieriinnlogy Selert senor Tnlal izemm Index sou 500 — 400 300 100 ' i\X/N,»/'/Jﬁv mo 77; 5:? 7 ___ _,,._+;i -~./-_ l l l I l l l 0 i 101/i Z015 Zola 2017 1012 Z1719 2020 2011 Source: Bloomperg L.F’. Data from 9/I9/2074 to 3/31/2022. Past performance does not guarantee future results. The NYSE FANG+” Index, an equal-dollar weighted index, was created by ICE Data lndlces, LLC in 2077 and was launched on 9/26/20lZ Index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use of Hypothetical Back-Tested Data" in this document. lose value. Continued on next page MicroSectors”“ FANG+”‘ ETN Call Us 203-557-6201 Q Email Us inf0@rexshares.com Visit Us www.microsec'tors.com Bank of Montreal, the issuer of the ETNs (“Bank of Montreal" or the "lssuer"), has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC") about the offering to which this document relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec,gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the pricing supplement, product supplement, prospectus supplement and prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreais credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice as to the ETNs or the NYSE FANG+'“ Index (the “lndex"), Investors should consult with their own financial advisors as to these matters. The ETNs do not guarantee the return of your investment. if the Closing Indicative Note Value or the intraday indicative Value for the ETNs is edual to or less than $0 at any time during an Exchange Business Day (each as defined in the pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the pricing supplement. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The issuer may sell additional ETNs, but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange. and they may not have an active trading market, The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent (as defined in the pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the technology and consumer discretionary industries. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of these industries. The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as would other index providers or market participants. Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from September 26, 2017, Any index data shown prior to that date is hypothetical and a result of the application of the index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back—tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs. Please see the "Risk Factors" section in the pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. MicroSectors"‘ and REX” are registered trademarks of REX Shares, LLC ("REX"). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its affiliates or third party licensors (collectively, “REX index Parties"). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. The NYSE‘ FANG+’“ index is determined, composed and calculated by ICE Data index Parties without regard to Bank of Montreal or the ETNs. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE“ FANG?“ index. REX Index Parties and iCE Data index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash, REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the NYSE’ FANG+'“ Index will accurately track index performance or provide positive investment returns. inclusion of a security within an index is not a recommendation by REX Index Parties or iCE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. The ETNs are not insured by the FDIC, and may lose value.